Exhibit 10.8

CONSULTING
AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into this 12th day of January 2022, by and between Mullen Automotive , Inc., a Delaware corporation located at 1405 Pioneer Street, Brea, CA 92821 (the “Company”) and Ignacio Novoa, an individual residing at 10443 Boxwood Terrace, Santa Fay Springs, CA 90670 (the “Consultant”).

In consideration of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Consultant (individually “Party” and collectively “Parties”) agree as follows:

SERVICES PROVIDED

1.

The Company hereby agrees to engage the Consultant to provide Electric Vehicle market research, analysis of market trends in the Electric vehicle industry and such other research and services as may be required by the Company during the Term (the “Services”). The Services being rendered hereunder (i) shall be rendered by the Consultant, who is a natural person, (ii) are bona fide services and (iii) are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.	The Services may also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Company.

TERMS OF THE AGREEMENT

3.

The term of the Agreement (“Term”) will begin on the date of this Agreement and will remain in full force and effect for one year from the execution of this Agreement, unless extended in writing by the Parties hereto.

PERFORMANCE

4.The Consultant agrees devote such time, attention and energy as reasonably necessary to perform the Services.

COMPENSATION

5.As compensation for entering into this Agreement and providing the Services to the Company, the Company will compensate the Consultant with 100,000- (One Hundred Thousand) unrestricted shares of the Company’s common stock registered on Form S-8, (the “Compensation”). In the event that this Agreement is terminated by the Company for any reason whatsoever, the Compensation shall be due and pay able to the Consultant prior to any such termination.

REIMBURSEMENT OF EXPENSES

6.	The Company will not be responsible for any expenses of the Consultant and all fees and expenses Consultant incurs while providing the Services will be the sole responsibility of the Consultant.

CONFIDENTIALITY

7.

Confidential information (“Confidential Information”) refers to any data or any information relating to the Company, whether business or personal, which would reasonably be considered to be private or proprietary to the Company and that is not generally known and where the release of that Confidential Information could reasonably be expected to cause harm to the Company.

8.

The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Company or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

9.

All written and oral information and material disclosed or provided by the Company to the Consultant under this Agreement is Confidential Information regard less of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

OWNERSHIP OF INTELLECTUAL PROPERTY

10.

All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (“Intellectual Property”) that is developed or produced under this Agreement, is a “work made for hire” and will be the sole property of the Company.

RETURN OF PROPERTY

11.	Upon the expiration of this Agreement, the Consultant will return to the Company any property, documentation, records, or Confidential Information which is the property of the Company.

CAPACITY/INDEPENDENT CONTRACTOR

12.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The

Consultant and the Company acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Company is not required to pay, or make contributions to, any social security local, state or federal tax, unemployment compensation, workers’ compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the term of this Agreement. The Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

Consultant’s engagement does not involve the promotion or marketing of the Company’s securities (including its common stock), nor does it involve raising money for the Company

RIGHT OF SUBSTITUTION

13.

Except as otherwise provided in this Agreement, Consultant may not engage a third-party subcontractor to perform any of the obligations of the Consultant un der this Agreement unless authorized in writing by the Company.

14.	In the event the Consultant, with the consent of the Company, hires a sub-contractor:

•	The Consultant shall pay the sub-contractor for its services and the compensation shall remain payable by the Company to the Consultant.

•	For the purposes of indemnification, the sub-contractor is an agent of the Consultant.

AUTONOMY

15.

Except as otherwise provided in this Agreement, the Consultant shall have full control over working time, methods, and decision making in relation to provisions of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Company. However, the Consultant will be responsive to the reasonable needs and concerns of the Company.

EQUIPMENT

16.

Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant’s own expense, any and all equipment, software, materials, and any other supplies necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

17.

The Parties acknowledge that this Agreement is non-exclusive and either Party will be free, during and after the term of this Agreement, to engage or contract with third-parties for the provision of services similar to the Services.

NOTICE

18.	Any notice or other communication required under this Agreement shall be in writing and sent to the address set forth as follows:

If to Company:

Mullen Automotive, Inc.
1405 Pioneer Street

Brea, CA 92821

If to Consultant:

Ignacio Novoa

10443 Boxwood Terrace

Santa Fay Springs, CA 90670

Notices or communications to or between the Parties shall be deemed to have been delivered when mailed by first class mail, provided that notice of default or termination shall be sent by registered or certified mail, or, if personally delivered, when received by such party.

INDEMNIFICATION

19.

Expect to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and call claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

20.

Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

ASSIGNMENT

21.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Company.

ENTIRE AGREEMENT

22.

All other prior discussions, communications and representations concerning the subject matter of this Agreement are superseded by the terms of this Agreement, and except as specifically provided herein, this Agreement constitutes the entire agreement with respect to the subject matter hereof.

GOVERNING LAW

23.	This Agreement will be governed by and construed in accordance with the laws of the State of California.

SEVERABILITY

24.

In the event that any court of competent jurisdiction shall hold any provision of this Agreement unenforceable or invalid, such holding shall not invalidate or ren der unenforceable any other provision hereof.

WAIVER

25.

The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

DISPUTES

26.

Any controversy or claim by Consultant against the Company or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of the Company and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the Services or termination thereof of Consultant by the Company which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against Consultant by the Company (individually and/or collectively, “Claim[s]”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the Parties. Both Parties shall attend a mediation conference and attempt to resolve any and all Claims. If the Parties are not able to resolve all Claims, then upon written demand for arbitration to the other Party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in California, in accordance with the provisions of the Ameri can Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in California. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each Party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in California, of any opposing Party or witnesses selected by such Party and/or request production of documents by the opposing Party before the arbitration hearing. By mutual agreement of the Parties, additional depositions may be taken at other lo cations. In addition, upon a Party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. Consultant acknowledges and agrees that Consultant is familiar with and fully understands the need for preserving the confidentiality of the Company’s agreements with third parties and compensation of the Company’s employees. Accordingly, Consultant hereby agrees that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to Consultant’s agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, Consultant and/or Consultant’s representatives may discover and examine such documents, correspondence or other writings only after execution of an ap propriate confidentiality agreement. Each Party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration here under, either Party may be entitled to recover whatever damages would otherwise be available to that Party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision set ting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Consultant. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), un less necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to the Company of the arbitrators decision or otherwise required by law. Each Party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by the Company. Except as set forth herein, should the Consultant or Company pursue any Claim by any method other than said arbitration, the responding Party shall be entitled to re cover from the other Party all damages, costs, expenses, and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this paragraph shall survive the termination of the Consultant’s Services to the Company. Notwithstanding anything set forth above, Consultant agrees that any breach or threatened breach of this Agreement may result in irreparable injury to the Company, and therefore, in addition to the procedures set forth above, the Company may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

IN WITNESS THEREOF, the parties signify their agreement effective the date above first written by the signatures affixed below.

COMPANY	CONSULTANT

Mullen Automotive , Inc.	Ignacio Novoa

/s/ David Michery, CEO	/s/ Ignacio Novoa

By : David Michery, CEO
Date: 1/12/2022	Date: 1/12/2022